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          FORM 3                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB  APPROVAL
                                                        Washington, D.C.  20549                          OMB Number 3235-0104
                                                                                                         Expires: December 31, 2001
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1.  Name and Address of         2.  Date of Event        4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*               Requiring                NationsRent, Inc.      NRI
                                    Statement
 Philippin  Charles    J.           (Month/Day/Year)
--------------------------------    July 20, 1999       ---------------------------------------------------------------------------
  (Last)    (First)   (Middle)  ------------------------ 5.  Relationship of          6.  If Amendment,
                                3.  IRS Indemnification      Reporting Person(s) to       Date of
       7 Tunxis Trail               Number of Reporting      Issuer                       Original
--------------------------------    Person, if an            (Check all applicable)       (Month/Day/Year)
          (Street)                  entity (voluntary)
                                                         X  Director       10% Owner  7.  Individual or Joint/Group Filing (Check
  Redding      CT    06896                               --             --                Applicable Line)
--------------------------------                            Officer        Other      X   Form filed by One Reporting Person
   (City)   (State)  (ZIP)                               -- (give       -- (specify   --
                                                            title below)   below)         Form filed by More than One Reporting
                                                                                      --  Person
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                                                 Table I  Non-Derivative Securities Benefically Owned
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1.  Title of Security (Instr. 4)                          2.  Amount of      3.  Ownership         4.  Nature of Indirect
                                                              Securities         Form:  Direct         Beneficial Ownership
                                                              Beneficially       (D) or Indirect       (Instr. 5)
                                                              Owned              (I)  (Instr. 5)
                                                              (Instr. 4)
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 Common Stock, $.01 par value                                        0
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 Series A Convertible Preferred Stock, $.01 par value                0
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[FN]
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)
                                                               SEC 1473 (3-99)

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FORM 3 (continued)               Table II -- Derivative Securities Beneficially Owned (e.g., puts calls, warrants, options, convertible securities)
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
1.  Title of Derivative      2.  Date Exer-cisable     3.  Title and Amount of       4. Conver-       5.  Owner-      6. Nature of
    Security                     and Expiration            Securities Underlying        sion or           ship           Indirect
    (Instr. 4)                   Date                      Derivative Security          Exercise          Form of        Beneficial
                                 (Month/Day/Year)          (Instr. 4)                   Price of          Deriv-         Ownership
                                                                                        Derivative        ative          (Instr. 5)
                                                                                        Security          Security:
                             ----------------------------------------------------
                                 Date       Expira-                    Amount                             Direct
                                 Exer-       tion          Title         of                               (D) or
                                cisable      Date                      Number                             Indirect
                                                                         of                               (I)
                                                                       Shares                             (Instr. 5)

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Explanation of Responses:

                                      /s/ Charles J. Philippin                                              July 30, 1999
                                ---------------------------------------                               ------------------------
                                   ** Signature of Reporting Person                                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are notrequired to respond unless the form displays a currently valid OMB Number.
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